*
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services

                                   PROSPECTUS

                         COMPETITIVE TECHNOLOGIES, INC.

                        1,962,823 Shares of Common Stock

     This prospectus relates to the sale of up to 1,962,823 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling shareholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NYSE Amex Equities stock market under the symbol "CTT." On September 29, 2009 the last reported sale price for our common stock as reported on the NYSE Amex Equities stock market was $2.36 per share. The shares of common stock offered pursuant to this prospectus have been approved for listing on the NYSE Amex Equities stock market
                              ____________________

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.
                              ____________________

     The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.
                              ____________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                   The date of this Prospectus is October 1, 2009

                               TABLE OF CONTENTS

Prospectus Summary                                                            1
Risk Factors                                                                  4
Incorporation by Reference                                                   12
Forward-Looking Statements                                                   13
Use of Proceeds                                                              14
The Fusion Capital Transaction                                               15
Selling Stockholder                                                          20
Plan of Distribution                                                         21
Legal Matters                                                                23
Experts                                                                      23
Where You Can Find More Information                                          23
Disclosure of Commission Position on Securities Matters                      24


You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in CTT common stock under the heading "Risk Factors," before investing in CTT common stock. In this Prospectus, "CTT," "we," "us," and "our" refer to Competitive Technologies, Inc.

BUSINESS

     We provide distribution, patent and technology transfer, sales and licensing services focusing on the needs of our customers, matching those requirements with commercially viable technology or product solutions. We develop relationships with universities, companies, inventors and patent or intellectual property holders to obtain the rights or a license to their intellectual property (collectively, the "technology" or "technologies"), or to their product. They become our clients, for whom we find markets to sell or further develop or distribute their technology or product. We also develop relationships with those who have a need or use for technologies or products. They become our customers, usually through a license or sublicense, or distribution agreement.

     We earn revenue in two ways, from licensing our clients' and our own technologies to our customer licensees, and in a business model that allows us to share in the profits of distribution of finished products. Our customers pay us license fees, royalties based on usage of the technology, or per unit fees, and we share that revenue with our clients. Our revenue fluctuates due to changes in revenue of our customers, upfront license fees, new licenses granted, new distribution agreements, expiration of existing licenses or agreements, and/or the expiration or economic obsolescence of patents underlying licenses or products.

     We acquire rights to commercialize a technology or product on an exclusive or non-exclusive basis, worldwide or limited to a specific geographic area. When we license or sublicense those rights to our customers, we may limit rights to a defined field of use. Technologies can be early, mid, or late stage. Products we evaluate must be a working prototype or finished product. We establish channel partners based on forging relationships with mutually aligned goals and matched competencies, to deliver solutions that benefit the ultimate end-user.

CORPORATE  INFORMATION

     We are a Delaware corporation. Our principal executive offices are located at 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825. Our telephone number is (203) 368-6044. The address of our website is
www.competitivetech.net.  Information  on  our  web  site  is  not  part of this
-----------------------
Prospectus.

CTT  COMMON  STOCK

     Our common stock trades on the NYSE Amex Equities stock market under the symbol "CTT."

THE  OFFERING

     On August 6, 2009, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Fusion Capital Fund II, an placeStateIllinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.0 million from time to time over a twenty-five (25) month period. Under the terms of the Purchase Agreement, Fusion Capital will receive a commitment fee consisting of 86,933 shares of our common stock. Also, we will issue to Fusion Capital an additional 86,933 shares as a commitment fee pro rata as we receive the $8.0 million of future funding. As of August 6, 2009, there were 9,819,027 shares outstanding (9,667,909 shares held by non-affiliates) excluding the 1,962,823 shares offered pursuant to this Prospectus which have not yet been issued by us. If all of such 1,962,823 shares offered hereby were issued and outstanding as of the date hereof, the 1,962,823 shares would represent approximately 16.7% of the total common stock outstanding or approximately 16.9% of the non-affiliates shares outstanding as of the date hereof. In the event that under the Purchase Agreement we decide to issue more than 1,962,823, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek shareholder approval in order to be in compliance with the NYSE Amex Equities stock market rules. We currently do not intend to seek shareholder approval to issue shares to Fusion Capital in excess of 1,962,823. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

     Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 86,933 shares which will be immediately issued, (2) an additional 86,933 shares which we may issue in the future as a commitment fee pro rata as we receive the $8.0 million of future funding and (3) at least 1,788,957 shares which we may sell to Fusion Capital pursuant to this registration statement (18.22% of our outstanding on August 6, 2009, the date of the Purchase Agreement). All 1,788,957 shares are being offered pursuant to this Prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 1,788,957 shares to Fusion Capital. As of the date hereof, we do not have any plans or intent to sell to Fusion Capital any shares beyond the 1,788,957 shares offered hereby. However, if we elect to sell more than the 1,788,957 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares, which could cause substantial dilution to our shareholders.

     We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this Prospectus is a part. The registration statement was declared effective on October 1, 2009 and the conditions to commence funding have been satisfied. Generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $75,000 and $2.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the closing price of our common stock is below $1.00. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

                           FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                                  RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

IN THE LAST THREE FISCAL YEARS WE INCURRED SIGNIFICANT NET LOSSES AND NEGATIVE CASH FLOWS, AND OUR ABILITY TO FINANCE FUTURE LOSSES IS LIMITED, AND MAY SIGNIFICANTLY AFFECT EXISTING STOCKHOLDERS.

     The table below summarizes our consolidated results of operations and cash flows for the three fiscal years ended July 31, 2008:

                                    2008          2007          2006
                             ------------  ------------  ------------

Net income (loss)            $(5,966,454)  $(8,893,946)  $(2,377,224)
Net cash flows from:
 Operating activities         (5,127,520)   (5,437,443)   (3,527,318)
 Investing activities            792,539      (978,217)     (141,644)
 Financing activities                  -        78,425     2,298,726
Net increase (decrease) in
cash and cash equivalents    $(4,334,981)  $(6,337,235)  $(1,370,236)



     Our current recurring revenue stream is insufficient for us to be profitable with our present cost structure. We incurred an operating loss of $757,096 for our most recently reported fiscal quarter which ended April 30, 2009. In 2005 and 2004, we were in part profitable because of unusually large, upfront license fees received related to our homocysteine technology that did not recur in 2008, 2007 or 2006. To return to and sustain profitability, we must increase recurring revenues by successfully licensing technologies, including our recently FDA approved pain management device, with current and long-term revenue streams, and continue to build our portfolio of innovative technologies. Our revenues have not been sufficient to sustain our operations. Our profitability will require the successful commercialization of our pain management device. No assurances can be given when this will occur or that we will ever be profitable.

     Other than our agreement with Fusion Capital which is described in this Prospectus, we have no outstanding debt or available credit facility, and believe it would be difficult to obtain additional debt financing due or other equity financing due to the current composition of our balance sheet, and unpredictable nature of our annual cash flows. Our financing options are limited, and we must primarily rely on cash on hand and cash flows from operations, though this situation could change in the future. We continue to review financing options for our business, which may in the future include more equity financing. Through the Fusion Capital offering and any other equity financing arrangement in the future, pursuant to which we sell shares of our common stock to raise cash to operate the business, existing holders of our common stock will suffer significant dilution to their equity position.

WE MAY REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

     At April 30, 2009 we had a total working capital deficit of $76,931 as compared to positive working capital of $2,392,246 at April 30, 2008. We had a net loss of $5,966,454 for the fiscal year ended July 31, 2008, and a net loss of $2,657,593 for the nine months ended April 30, 2009. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

     We only have the right to receive $75,000 every two business days under the Purchase Agreement with Fusion Capital unless our stock price equals or exceeds $2.00, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital does not have the right nor the obligation to purchase any shares of our common stock on any business day that the closing price of our common stock is less than $1.00. Since we registered 1,788,957 shares for sale by Fusion Capital pursuant to this Prospectus, the selling price of our common stock to Fusion Capital will have to average at least $4.47 per share for us to receive the maximum proceeds of $8.0 million. Assuming a purchase price of $2.24 per share (the closing sale price of the common stock on August 6, 2009) and the purchase by Fusion Capital of the full 1,788,957 shares under the common stock purchase agreement, proceeds to us would only be $4,007,264 unless we choose to register more than 1,788,957 shares, which we have the right, but not the obligation, to do. Subject to approval by our board of directors, we have the right but not the obligation to issue more than 1,788,957 shares to Fusion Capital. In the event we elect to issue more than 1,788,957 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

     We have authorized the sale and issuance of 1,788,957 shares of our common stock (18.22% of our outstanding on August 6, 2009) to Fusion Capital under the Purchase Agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the Purchase Agreement will be 1,788,957 shares (exclusive of the 173,866 shares issuable to Fusion Capital as a commitment fee and as we receive the $8.0 million future funding) assuming Fusion Capital purchases all $8.0 million of common stock. In the event that we decide to issue more than 1,962,823 (19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement), we would first be required to seek shareholder approval in order to be in compliance with the NYSE Amex Equities stock market rules.

     The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products (including our pain management device). Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $1.00. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $8.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE
OF  OUR  COMMON  STOCK  TO  DECLINE

     In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 1,788,957 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 1,962,823 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this Prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 1,962,823 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

THE  MARKET  PRICE  OF  OUR  COMMON  STOCK  IS  HIGHLY  VOLATILE.

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

CERTAIN OF OUR LICENSED PATENTS HAVE RECENTLY EXPIRED AND WE MAY NOT BE ABLE TO REPLACE THEIR ROYALTY REVENUES.

     In 2007, we earned retained royalties from licenses for 17 patented technologies. Royalties from 10 of those patented technologies have or will expire between 2007 and 2012. Those patented technologies represented approximately 88% of our retained royalties in 2007. Retained royalties of approximately $2,072,533, or 76%, $25,992, or 1%, $267,527, or 10% and $29,007,
or 1%, were from patents expiring in fiscal 2007, 2008, 2009 and 2011, respectively. The loss of these royalties, especially from the homocysteine assay, have materially and adversely affected our operating results. Since it often takes two or more years for a technology to produce significant revenues, we must continuously seek new sources of future revenues. We anticipate that it will take a reasonably significant period of time for our pain management technology to produce sufficient revenues to offset these losses.

WE DEPEND ON RELATIONSHIPS WITH INVENTORS TO GAIN ACCESS TO NEW TECHNOLOGIES AND INVENTIONS. IF WE FAIL TO MAINTAIN EXISTING RELATIONSHIPS OR TO DEVELOP NEW RELATIONSHIPS, WE MAY HAVE FEWER TECHNOLOGIES AND INVENTIONS AVAILABLE TO GENERATE REVENUES. TECHNOLOGY CAN CHANGE RAPIDLY AND INDUSTRY STANDARDS CONTINUALLY EVOLVE, OFTEN MAKING PRODUCTS OBSOLETE, OR RESULTING IN SHORT PRODUCT LIFECYCLES. OUR PROFITABILITY DEPENDS ON OUR LICENSEES' ABILITY TO ADAPT TO SUCH CHANGES.

     We do not invent new technologies or products. We depend on relationships with universities, corporations, government agencies, research institutions, inventors, and others to provide technology-based opportunities that we can develop into profitable royalty-bearing licenses. Failure to maintain these relationships or to develop new relationships could adversely affect our operating results and financial condition. If we are unable to forge new relationships or to maintain current relationships, we may be unable to identify new technology-based opportunities and enter into royalty-bearing licenses. We also are dependent on our clients' abilities to develop new technologies, introduce new products, and adapt to changes in technology and economic needs.

     We cannot be certain that current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies may compete against us as they seek to develop and commercialize these technologies themselves, or through entities that they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize any resulting inventions. These and other strategies may reduce the number of technology sources, potential clients, to whom we can market our services. If we are unable to secure new sources of technology, it could have a material adverse effect on our operating results and financial condition.

STRONG  COMPETITION  WITHIN  OUR  INDUSTRY  MAY  REDUCE  OUR  CLIENT  BASE.

     We compete with universities, law firms, venture capital firms and other technology commercialization firms for technology licensing opportunities. Many organizations offer some aspect of technology transfer services, and some are well established and have more financial and human resources than we do. This market is highly fragmented and participants frequently focus on a specific technology area.

OUR BY-LAWS PROVIDE THAT WE INDEMNIFY OUR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS IN CERTAIN CIRCUMSTANCES. WE CARRY DIRECTORS AND OFFICERS LIABILITY
INSURANCE,  SUBJECT  TO  DEDUCTIBLES,  TO  REDUCE  THESE  FINANCIAL OBLIGATIONS.

     Our directors, officers, employees and agents may claim indemnification in certain circumstances..

WE ARE INVOLVED IN LAWSUITS THAT HISTORICALLY HAVE INVOLVED SIGNIFICANT LEGAL EXPENSES. IF THE COURTS OR REGULATORY AGENCIES IN THESE SUITS OR ACTIONS DECIDE AGAINST US, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     A complete description of all of the lawsuits that we are involved in is hereby incorporated by reference from our Form 10-K for the fiscal year ended July 31, 2008 which was filed on October 28, 2008 and our most recent Form 10-Q for the quarter ended April 30, 2009 which was filed on June 15, 2009.

OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO UNDERSTAND THE TECHNOLOGY REQUIREMENTS OF OUR CUSTOMERS IN THE CONTEXT OF THEIR MARKETS. IF WE FAIL TO UNDERSTAND THEIR TECHNOLOGY NEEDS OR MARKETS, WE LIMIT OUR ABILITY TO MEET THOSE NEEDS AND TO GENERATE REVENUES.

     We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing technology solutions to them. The market demands of our customers drive our revenues. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We rely on our professional staff and contract business development consultants to understand our customers' technical, commercial, and market requirements and constraints, and to identify and obtain effective technology solutions for them.

OUR  SUCCESS  DEPENDS  ON  OUR  ABILITY  TO  ATTRACT  AND  RETAIN KEY PERSONNEL.

     Our success depends on the knowledge, efforts and abilities of a small number of key personnel. John B. Nano is our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer and Aris D. Despo is our Executive Vice President, Business Development. We rely on our professional staff and contract business development consultants to identify intellectual property opportunities and technology solutions, and to negotiate and close license agreements. Competition for personnel with the necessary range and depth of experience is intense. We cannot be certain that we will be able to continue to attract and retain qualified personnel. If we are unable to hire and retain highly qualified professionals and consultants, especially with our small number of staff, our revenues, prospects, financial condition and future activities could be materially adversely affected.

OUR CUSTOMERS, AND WE, DEPEND ON GOVERNMENT APPROVALS TO COMMERCIALLY DEVELOP CERTAIN LICENSED PRODUCTS.

     Commercial development of some licensed patents may require the approval of governmental regulatory agencies, especially in the life sciences area, and there is no assurance that those agencies will grant such approvals. In the United States, the principal governmental agency involved is the U.S. Food and Drug Administration ("FDA"). The FDA's approval process is rigorous, time consuming and costly. Unless and until a licensee obtains approval for a product requiring such approval, the licensee may not sell the product in the U.S., and therefore we will not receive royalty income based on U.S. sales of the product.

IF OUR CLIENTS AND WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR LICENSES, OR TO ENFORCE OUR PATENTS ADEQUATELY, WE MAY BE UNABLE TO DEVELOP SUCH LICENSED PATENTS OR TECHNOLOGIES SUCCESSFULLY.

     Our success in earning revenues from licenses is subject to the risk that issued patents may be declared invalid, that a patent may not be issued on a patent application, or that competitors may circumvent or infringe our licensed patents and thereby render our licensed patents not commercially viable. In addition, when all patents underlying a license expire, our royalties from that license cease, and there can be no assurance that we will be able to replace those royalties with royalty revenues from new or other licenses.

PATENT LITIGATION HAS INCREASED; IT CAN BE EXPENSIVE AND MAY DELAY OR PREVENT OUR CUSTOMERS' PRODUCTS FROM ENTERING THE MARKET.

     Our clients and/or we may pursue patent infringement litigation or interference proceedings against sellers of products that we believe infringe our patent rights. Holders of conflicting patents or sellers of competing products also may challenge our patents in patent infringement litigation or interference proceedings.

     We cannot be certain that our clients and/or we will be successful in any such litigation or proceeding, and the results and costs may materially adversely affect our business, operating results and financial condition.

DEVELOPING NEW PRODUCTS, CREATING EFFECTIVE COMMERCIALIZATION STRATEGIES FOR TECHNOLOGIES, AND ENHANCING THOSE PRODUCTS AND STRATEGIES ARE SUBJECT TO INHERENT RISKS. RISKS INCLUDE UNANTICIPATED DELAYS, UNRECOVERABLE EXPENSES, TECHNICAL PROBLEMS OR DIFFICULTIES, AND THE POSSIBILITY THAT DEVELOPMENT FUNDS WILL BE INSUFFICIENT. THE OCCURRENCE OF ANY ONE OR MORE OF THESE RISKS COULD CAUSE US TO ABANDON OR SUBSTANTIALLY CHANGE OUR TECHNOLOGY COMMERCIALIZATION STRATEGY.

     Our success depends on, among other factors, our clients developing new or improved technologies, our customers' products meeting targeted cost and performance objectives for large-scale production, and our customers' ability to adapt technologies to satisfy industry standards, and consumer expectations and needs, and bringing their products to market before market saturation. They may encounter unanticipated problems that result in increased costs or substantial delays in introducing and marketing new products. Products may not be reliable or durable under actual operating conditions or commercially viable and competitive. New products may not meet price or other performance objectives when introduced in the marketplace. Any of these events would adversely affect our realization of royalties from new products.

WE  HAVE  NOT  PAID  DIVIDENDS  ON  OUR  COMMON  STOCK.

     We have not paid cash dividends on our common stock since 1981, and, our Board of Directors does not currently have plans to declare or pay cash dividends in the future. The decision to pay dividends is solely at the discretion of our Board of Directors based upon factors that they deem relevant, and may change at any time.

AS  A  PUBLICLY HELD COMPANY, WE HAVE SIGNIFICANTLY HIGHER ADMINISTRATIVE COSTS.

     The Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and new listing requirements adopted by the American Stock Exchange in response to the Sarbanes-Oxley Act of 2002, has required changes in corporate governance practices, internal control policies and audit committee practices of public companies. These new rules, regulations, and requirements have increased our legal, audit, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly. The additional costs are expected to continue. These new rules and regulations may make it more difficult and more expensive for us to obtain directors and officers liability insurance in the future, and could make it more difficult for us to attract and retain qualified members for our Board of Directors, particularly to serve on our audit committee.

IN  DEVELOPING  NEW  PRODUCTS  WE  ARE  AFFECTED BY PATENT LAWS AND REGULATIONS.

     Patent laws and regulations are constantly being reviewed for possible revision. We cannot be certain how we will be affected by revisions.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" much of the information we file with, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below :

- our annual report on Form 10-K for the fiscal year ended July 31, 2008, filed on October 28, 2008;

- our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2008 filed with the SEC on December 12, 2008;

- our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2009 filed with the SEC on March 17, 2009;

- our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2009 filed with the SEC on June 15, 2009;

- our current reports on Form 8-K filed with the SEC on December 8, 2008, December 16, 2008, January 15, 2009, January 23, 2009, February 26, 2009 (two),
July 30, 2009, August 5, 2009 and August 7, 2009;

     You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Competitive Technologies, Inc., 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825, (203) 368-6044, attention:
Investor Relations. These filings may also be obtained through the Company's website located at http://www.competitivetech.net.
                      ------------------------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

     In accordance with these rules, we have incorporated by reference the description of our business, our securities, our properties, any legal proceedings, market price of and dividend's with respect to our common stock, our financial statements and our management's discussion and analysis of our financial condition and results of operations. We have also incorporated by reference disclosure with respect to our officers and directors, their compensation structure, any related transactions with our officers and directors and our shareholders.

     The Company advises that there have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

                                USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $8.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock Purchase Agreement. Any proceeds from Fusion Capital we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

                             THE FUSION TRANSACTION

GENERAL

     On August 6, 2009, we entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Fusion Capital Fund II, an placeStateIllinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.0 million from time to time over a twenty-five (25) month period. Under the terms of the Purchase Agreement, Fusion Capital will receive a commitment fee consisting of 86,933 shares of our common stock. Also, we will issue to Fusion Capital an additional 86,933 shares as a commitment fee pro rata as we receive the $8.0 million of future funding. As of August 6, 2009, there were 9,819,027 shares outstanding (9,667,909 shares held by non-affiliates) excluding the 1,962,832 shares offered pursuant to this Prospectus which have not yet been issued by us. If all of such 1,962,823 shares offered hereby were issued and outstanding as of the date hereof, the 1,962,823 shares would represent approximately 16.7% of the total common stock outstanding or approximately 16.9% of the non-affiliates shares outstanding as of the date hereof. In the event that under the Purchase Agreement we decide to issue more than 1,962,823, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek shareholder approval in order to be in compliance with the NYSE Amex Equities stock market rules. We currently do not intend to seek shareholder approval to issue shares to Fusion Capital in excess of 1,962,823. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

     Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 86,933 shares which will be issued upon approval from the NYSE Amex Equities stock market, (2) an additional 86,933 shares which we may issue in the future as a commitment fee pro rata as we receive the $8.0 million of future funding and (3) at least 1,788,957 shares which we may sell to Fusion Capital pursuant to this registration statement (18.22% of our outstanding on August 6, 2009, the date of the Purchase Agreement). All 1,788,957 shares are being offered pursuant to this Prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 1,788,957 shares to Fusion Capital. As of the date hereof, we do not have any plans or intent to sell to Fusion Capital any shares beyond the 1,788,957 shares offered hereby. However, if we elect to sell more than the 1,788,957 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares, which could cause substantial dilution to our shareholders.

     We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this Prospectus is a part. The registration statement was declared effective on October 1, 2009 and the conditions to commence funding have been satisfied. Generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $75,000 and $2.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the closing price of our common stock is below $1.00. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the

Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

     Under the Purchase Agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $75,000 of our common stock. The purchase price per share is equal to the lesser of:

-     the lowest sale price of our common stock on the purchase date; or

- the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by Fusion Capital.

     The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner than every two (2) business days.

OUR  RIGHT  TO  INCREASE  THE  AMOUNT  TO  BE  PURCHASED

     In addition to purchases of up to $75,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000 provided that our closing price is not below $2.00 on the purchase date. We may increase this amount to up to $250,000 if our closing price is not below $4.00 on the purchase date. This amount may also be increased to up to $500,000 if our closing price is not below $6.00 on the purchase date. This amount may also be increased to up to $1.0 million if our closing price is not below $10.00 on the purchase date. This amount may also be increased to up to $2.0 million if our closing price is not below $20.00 on the purchase date. We may elect to have Fusion Capital make multiple large purchases from time to time in our sole discretion. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

MINIMUM  PURCHASE  PRICE

     Under the Purchase Agreement, we have set a minimum closing price ("floor price") of $1.00. However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the closing price would be less the floor price on the purchase date. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the closing price of our common stock is below $1.00.

EVENTS  OF  DEFAULT

     Generally, Fusion Capital may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

- the effectiveness of the registration statement of which this Prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

- suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

- the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the OTC Bulletin Board Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq
Capital  Market,  or  the  New  York  Stock  Exchange;

- the transfer agent's failure for five (5) business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

- any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

- any participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

-     a  material  adverse  change  in  our  business;  or

- the issuance of an aggregate of more than 1,962,823 shares to Fusion Capital under our agreement if we fail to obtain the requisite shareholder approval.

OUR  TERMINATION  RIGHTS

     We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement without any cost to us.

NO  SHORT-SELLING  OR  HEDGING  BY  FUSION  CAPITAL

     Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

     All 1,962,823 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this Prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately acquire all, some or none of the 1,962,823 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion

Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

     In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 1,788,957 shares of our common stock (18.22% of our outstanding on August 6, 2009 the date of the Purchase Agreement). We estimate that we will sell no more than 1,788,957 shares to Fusion Capital under the Purchase Agreement (exclusive of the 173,866 shares issuable to Fusion Capital as the commitment fee), all of which are included in this offering. We have the right to terminate the Purchase Agreement without any payment or liability to Fusion Capital at any time, including in the event that all 1,788,957 shares are sold to Fusion Capital under the Purchase Agreement. Subject to approval by our board of directors, we have the right but not the obligation to sell more than 1,788,957 shares to Fusion Capital. In the event we elect to sell more than the 1,788,957 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission. In the event that under the Purchase Agreement we decide to issue more than 1,962,823, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we would first be required to seek shareholder approval in order to be in compliance with the NYSE Amex Equities stock market rules. We currently do not intend to seek shareholder approval to issue shares to Fusion Capital in excess of 1,962,823. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

                            PERCENTAGE            PROCEEDS FROM THE
                            OF OUTSTANDING        SALE OF SHARES
ASSUMED     NUMBER OF       SHARES AFTER          TO FUSION CAPITAL
AVERAGE     SHARES TO BE    GIVING EFFECT         UNDER THE COMMON
PURCHASE    ISSUED IF FULL  TO THE ISSUANCE       STOCK PURCHASE
PRICE       PURCHASE        TO FUSION CAPITAL(1)  AGREEMENT
1.00        1,895,330       16.18%                $ 1,801,439.00
1.50        1,905,050       16.25%                $ 2,702,158.50
2.24(2)     1,919,435       16.36%                $ 4,035,223.36
2.50        1,924,490       16.39%                $ 4,503,597.50
3.50        1,943,930       16.53%                $ 6,305,036.50
4.47        1,962,823       16.66%                $ 8,000,000.00
5.00        1,773,866       15.22%                $ 8,000,000.00
8.00        1,173,866       10.62%                $ 8,000,000.00

___________________
     (1) The denominator is based on 9,819,027 shares outstanding as of August 6, 2009 plus the corresponding pro rata commitment shares issued based on the proceeds received in column 4, the number of purchase shares set forth in the adjacent column and the 86,933 shares to be issued to Fusion Capital upon approval from the NYSE AMEX Equities stock market. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

     (2)     Closing sale price of our shares on August 6, 2009.

                            THE SELLING STOCKHOLDER

     The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. However, in February 2004 and July 2008 we entered into two prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of approximately 2.5 million shares for total proceeds of $7.0 million. The prior transactions were substantially similar to the transactions set forth herein.

                                                  SHARES TO BE
                                                  SOLD IN THE
                                                  OFFERING ASS-
                                                  UMING THE
                                PERCENTAGE OF     COMPANY ISSUES   PERCENTAGE
                                OUTSTANDING       THE MAXIMUM      OF OUTSTAND-
                  SHARES        SHARES BENE-      NUMBER OF        ING SHARES
                  BENEFICIALLY  FICIALLY OWNED    SHARES UNDER     BENEFICIALLY
SELLING           OWNED BEFORE  BEFORE OFFERING   THE PURCHASE     OWNED AFTER
STOCKHOLDER       OFFERING      (1)               AGREEMENT (1)    OFFERING
----------------  ------------  ----------------  ---------------  -------------
Fusion Capital
Fund II, LLC (2)     83,000(3)              0.8%        1,962,823           0.8%
----------------  ------------  ----------------  ---------------  -------------

     ____________

(1) Applicable percentage of ownership is based on 9,819,027 shares of our common stock outstanding as of August 6, 2009 together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of August 6, 2009 for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

(3) As of the date hereof, 83,000 shares of our common stock have been previously acquired by Fusion Capital not under the Purchase Agreement. Under the terms of the Purchase Agreement, upon approval from the NYSE Amex Equities stock market, Fusion Capital will receive a commitment fee consisting of 86,933 shares of our common stock. Also, we will issue to Fusion Capital an additional 86,933 shares as a commitment fee pro rata as we receive the $8.0 million of future funding. The Company may elect in its sole discretion to sell to Fusion Capital up to an additional 1,788,957 shares under the Purchase Agreement. Fusion Capital does not presently beneficially own any of those shares as determined in accordance with the rules of the SEC.

                              PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

-     ordinary brokers' transactions;
-     transactions involving cross or block trades;
-     through brokers, dealers, or underwriters who may act solely as agents
-     "at the market" into an existing market for the common stock;
- in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
-     in privately negotiated transactions; or
-     any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Fusion  Capital  is  an  "underwriter" within the meaning of the Securities
Act.

     Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

     We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

     This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital.

                                 LEGAL MATTERS

     The validity of the common stock offered by this Prospectus will be passed upon for us by Cutler Law Group P.C., Baytown, Texas.

                                    EXPERTS

     The financial statements of Competitive Technologies, Inc. as of July 31, 2008 and for each of the two fiscal years in the period incorporated by reference in this Prospectus have been so included in reliance on the report of 25 MAD LIQUIDATION CPA, P.C. (formerly known as Mahoney Cohen & Company, CPA, P.C.) independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission and certain portions of which have been incorporated by reference to our reports filed with the Securities and Exchange Commission.

     In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.

     Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Securities and Exchange Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on NYSE Amex Equities stock market under the symbol "CTT".

     Copies of our filings with the Securities and Exchange Commission are also available, free of charge, on our corporate website at http://www.competitivetech.net. The other information found on our website is not incorporated by reference into this prospectus.

     You should rely only on the information contained in this Prospectus or the documents incorporated by reference. Neither CTT nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Our Certificate of Incorporation includes language limiting the liability of, and providing indemnification for, directors.

     The provision in the Certificate of Incorporation does not eliminate the director's fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

--------------------------------------------------------------------------------

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by Competitive Technologies, Inc. or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of Competitive Technologies, Inc. since the date hereof.

                                1,962,823 SHARES

                  *
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services

                         COMPETITIVE TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   PROSPECTUS












                                OCTOBER 1, 2009